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N / E / W / S   R / E / L / E / A / S / E



August 9, 1995

For more information, contact:
JAMES L. THRASH, SENIOR VICE PRESIDENT/CHIEF FINANCIAL OFFICER, 317-747-1390
OR
DOUG HARRIS, ASSISTANT VICE PRESIDENT, INVESTOR SERVICES, 317-747-1346


FIRST MERCHANTS ANNOUNCES
3-FOR-2 STOCK SPLIT AND DIVIDEND INCREASE


First Merchants Corporation (NASDAQ-FRME) has announced the declaration of a 3-for-2 split of its shares of outstanding common stock. The split was declared by the Corporation's Board of Directors at a meeting on August 8, 1995. Shareholders of record on October 20, 1995 are entitled to participate in the split. The date of delivery for shares to be issued pursuant to the split is October 27, 1995.

At the same meeting, the Board of Directors also approved a 9.4% increase in the quarterly dividend to $ .30 per share, payable September 20, 1995 to shareholders on record on September 6, 1995. This represents a quarterly increase of $ .02 per share and reflects the Board's long-term intent to raise dividend levels commensurate with earnings growth and to distribute 35% - 40% of net income to shareholders. Dividends have increased in each of the last thirteen years.

The Corporation recently reported second quarter earnings of $ .75 per share, up from $ .70 reported for the same period last year.

                                    -MORE-

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FIRST MERCHANTS CORPORATION
release, page two
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First Merchants Corporation is an east central Indiana bank holding company.
Its subsidiaries include First Merchants Bank in Delaware County, Pendleton Banking Company in Madison County and First United Bank in Henry County.

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System under the symbol "FRME" and is rated "A+" by Standard and Poor's Corporation. Quotations are carried in many daily newspapers and other financial publications. Seven brokerage firms make a market in First Merchants Corporation stock, including three Indiana-based firms: City Securities Corporation, David A. Noyes and Company, and NatCity Investments, Inc. Other market makers include Howe, Barnes & Johnson, Inc.; McDonald & Company; Herzog, Heine, Geduld, Inc.; and Sandler, O'Neill & Partners, L.P.

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